UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 2, 2015

Egalet Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-36295	46-357334
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

460 East Swedesford Road, Suite 1050,

Wayne, Pennsylvania 19087

(610) 833-4200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item                      5.02                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)          On January 9, 2015, Egalet Corporation (the “Company”) issued a press release announcing the appointment of Deanne F. Melloy, as the Company’s chief commercial officer effective January 2, 2015. Additional information regarding Ms. Melloy’s appointment is contained in the press release attached hereto as Exhibit 99.1.

Prior to joining the Company, Ms. Melloy served as executive vice president and chief operating officer, at Shionogi, Inc. since January 2011 and was responsible for leading the company’s business operations and commercial activities in the United States. Before joining Shionogi, Inc. she served as vice president for the general therapeutics and lifecycle management division and the vice president of CNS marketing at Sanofi from September 2008 to January 2011 where she oversaw new product launches, P&L and centralized lifecycle management for all U.S. brands. Prior to her role at Sanofi, Ms. Melloy served for five years at Endo Pharmaceuticals in multiple marketing positions where she ultimately became vice president of marketing. During her tenure at Endo, she led the strategy and launch of multiple brands including Opana and Lidoderm, increased growth in sales demand for existing products and managed commercial responsibility for a $1.3 billion pain product portfolio. Prior to Endo she spent 12 years in pharmaceutical sales and marketing positions at Johnson & Johnson, EMPI, Inc. and Medtronic, Inc. In 2013, Ms. Melloy was honored as one of “New Jersey’s Top 50 Women in Business.” She was also recognized in 2010 at the Women’s Global Forum as one of the top 30 women from Sanofi Worldwide. In 2007 she was named an HBA Rising Star. Ms. Melloy holds a B.S. from Iowa State University and an MBA from University of St. Thomas.

The Company has entered into an employment agreement with Ms. Melloy effective as of January 2, 2015.   The agreement provides that her employment is “at-will” and does not include a specified term.  Under the agreement, Ms. Melloy will receive an initial annual base salary of $330,000 and will be eligible for an annual incentive bonus, with her target bonus set at 35 percent of her base salary.  The agreement also provides that Ms. Melloy will receive a stock option to purchase up to 120,000 shares of the Company’s common stock at an exercise price equal to the fair market value of one share on the grant date.  The option will vest in equal installments on the first four anniversaries of the grant date.  The agreement further provides that Ms. Melloy will receive a grant of 40,000 shares of restricted common stock of the Company, 10,000 of which will vest on the 181st day following the grant date and 2,142 of which will vest on the last day of each calendar quarter beginning thereafter, provided that 2,154 shares will vest on the final installment date.

Under the employment agreement, if Ms. Melloy’s employment is terminated by the Company without cause or by Ms. Melloy for good reason (as such terms are defined in the agreement), she will be entitled to receive payment for all accrued but unpaid base salary and all accrued but unused vacation, as well as reimbursement of any reimbursable expenses that have not been reimbursed.  If Ms. Melloy is terminated by the Company without cause, or terminates her employment for good reason within 24 months after a change of control, she will also be entitled, in addition to the foregoing, to continue to receive her base salary, as well as COBRA premium reimbursement for the eligible period.

The foregoing description of the terms and conditions of Ms. Melloy’s employment agreement is qualified in its entirety by reference to his employment agreement, filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item                      7.01                        Regulation FD Disclosure

The Company is furnishing the investor presentation attached as Exhibit 99.2 to this report, which it may use from time to time in conversations with investors and analysts.

The information in this report is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 17 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item                      9.01                        Financial Statements and Exhibits

(d)         Exhibits.

Exhibit Number	Description
10.1	Employment Agreement, dated January 2, 2015, by and between Egalet Corporation and Deanne F. Melloy
99.1	Press Release, dated January 9, 2015
99.2	Investor Presentation, dated January 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2015	Egalet Corporation

	By:	/s/ Stan Musial
Name: Stan Musial
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement, dated January 2, 2015, by and between Egalet Corporation and Deanne F. Melloy
99.1	Press Release, dated January 9, 2015
99.2	Investor Presentation, dated January 2015